SCHEDULE E

TO THE DISTRIBUTION AGREEMENT

CDSC Shares

(Class B Shares)

(Effective as of June 22, 2015)

On June 19, 2015, all of the Class B Shares were converted to Class A Shares (Morgan Shares for the Money Market Funds).

J.P. Morgan Fleming Mutual Fund Group, Inc.

J.P. Morgan Mutual Fund Investment Trust

Undiscovered Managers Funds

JPMorgan Trust I

JPMorgan Trust II

JPMorgan Trust III

JPMorgan Insurance Trust

Each on behalf of itself and each of its Funds

By:	/s/ Matthew Plastina
Name:	Matthew Plastina
Title:	Assistant Treasurer

JPMORGAN DISTRIBUTION SERVICES, INC.

By:	/s/ Brian Shlissel
Name:	Brian Shlissel
Title:	Managing Director

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